Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Record Sales and Backlog for Third Quarter Fiscal 2020

Record Sales of $3.67M, Up 16% Year-over-Year, and Backlog of $5.4M

MILTON, N.Y., January 14, 2020 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2020 third quarter and year-to-date period ended November 30, 2019.

Third Quarter Fiscal 2020 Financial Highlights:

•	Another Record Breaking Quarter for Sales of $3.67 million, a 16% increase compared to third quarter FY2019
•	Record high backlog of $5.40 million
•	Gross margin of 48.9% compared to 41.0% in third quarter FY2019, a 790 basis point expansion
•	Net income of $280,000 versus $20,000 in third quarter FY2019, a 14-fold increase
•	Sales Growth Guidance for FY2020 remains at 15% – 25% annual increase

Dr. Christopher L. Coccio, Chairman and CEO, commented, “For the third quarter, Sono-Tek reported another record breaking quarter and achieved new highs in sales, backlog, margins and net income. These gains stem from the strategic shift in our business model that we initiated several years ago, expanding our product line to provide higher value complete machine solutions and larger subsystems to original equipment manufacturers (“OEMs”). These product advancements are supported by a high level of application engineering expertise from our specialized staff, in combination with customer requirements that are proven out in our globally located process development labs. We have also invested significant resources to enhance our market diversity.”

“These shifts have improved our balance sheet, increased our financial strength and continue to drive interest in our expanding line of products. In addition, average unit selling prices have expanded to over $300 thousand per unit from $50 thousand per unit, a six-fold increase. To support the strong sales momentum, we are in the process of expanding our manufacturing facility and have acquired new machinery to accommodate Sono-Tek’s expected growth in the years ahead.”

Third Quarter FY2020 Financial Overview

For the third quarter of fiscal 2020 ended November 30, 2019, net sales were $3,672,000, an increase of 16%, or $517,000, compared to the third quarter of fiscal 2019. These results were primarily driven by increased sales for widetrack integrated coating systems in the float glass market and increased sales of the SonoBraze product for the manufacturing of heat exchangers and condensers for the automotive market.

The Company’s sales growth was particularly strong in the Medical market, which increased 68% in the third quarter and the Electronics/Microelectronics market, primarily semiconductor related, which increased 7%. The Company’s strategy of providing paid coating services as a part of its Application Engineering services, in addition to its coating equipment, has contributed to these increases.

In the third quarter of fiscal 2020, approximately 65% of sales originated outside of the United States and Canada, compared with 62% in the prior year period.  The increase in export sales is primarily related to a larger custom medical device coating platform sold into Latin America.

Backlog on November 30, 2019 reached a new record level of $5,402,000, an increase of 78%, compared with backlog of $3,038,000 on February 28, 2019.

Gross profit increased $501,000, or 39%, to $1,797,000 for the third quarter of fiscal 2020 compared with $1,296,000 in the prior year period. Gross profit margin was 48.9%, compared with 41.1% in the prior year period, an expansion of 790 basis points. The improvement in gross profit and margin for the third quarter is partially due to a shift in sales to countries other than China. The shift of sales away from China has reduced the deep discounts required to sell in China as well as the avoidance of tariffs, which have previously had a negative impact on margins. In the prior fiscal year period, the Company’s gross profit margin was negatively impacted due to a pricing strategy to establish a foothold in the fuel cell market in China. In addition, a change in product mix benefited gross profit margins. This resulted from increased sales of widetrack systems and medicoat stent coating equipment, both of which have traditionally had higher profit margins compared to other Sono-Tek products.

Operating expenses totaled $1,527,000 in the current period, an increase of 23%, or $281,000, compared to the prior year period. Sono-Tek continues to invest in research and development and sales and marketing development activities. Commission expense doubled in the third quarter due to an increase in international revenue generated by the Company’s external distributors, which receive a higher rate than the Company’s internal sales team.

Operating income increased $220,000, to $270,000, in the third quarter of fiscal 2020, compared with $50,000 for the prior year period. Growth in revenue and gross profit were key factors in the improvement of operating income. The operating margin for the third quarter increased to 7.4% compared with 1.6% in the prior year period.

Net income for the fiscal third quarter was approximately $280,000, or $0.02 per share, compared with net income of approximately $20,000, or $0.00 per share, for the prior year period. Diluted weighted average shares outstanding totaled 15,371,819 compared to 15,386,094 for the prior year period.

First Nine Months FY2020 Financial Overview

For the first nine months of fiscal 2020, net sales increased to $9,841,000, an increase of 13%, or $1,167,000, led by a large increase in sales to the semiconductor industry, increased sales of stent coating systems, and increased sales of float glass coating equipment. Gross profit margin was 47.2% compared with 45.1% in the prior year period. The gross margin expansion is primarily due to a shift in sales to countries other than China and a continuing positive change in product mix. Operating income increased to $367,000 compared with $96,000 in the prior year period, primarily due to the growth in revenue and gross profit. Operating margin for the first nine months of fiscal 2020 increased to 3.7% compared with 1.1% in the prior year period. Net income for the nine months ended November 30, 2019 was approximately $420,000, or $0.03 per share, compared with net income of approximately $101,000 or $0.01 per share, for the prior year period. Diluted weighted average shares outstanding totaled 15,354,472 compared to 15,284,071 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $6.0 million, up from $5.5 million at the end of fiscal 2019.  The increase was the result of increased accounts payable, accrued expenses, customer deposits and a decrease in accounts receivable. These sources of cash were partially offset by increased inventories, capital expenditures and debt repayments.

The increase in inventories since February 28, 2019, the end of the last fiscal year, of $1.3 million, is related to several large customer projects and supported by the increase in customer deposits of $0.8 million and the record $5.40 million in backlog.

Year-to-date capital expenditures were $392,000 compared with $487,000 in the prior-year period.  The increase was primarily due to investments to upgrade the Company’s manufacturing facilities.  The Company anticipates capital expenditures will total approximately $0.5 million to $0.6 million for FY2020.

At November 30, 2019, the Company had total debt of $749,000, down approximately $122,000 since fiscal 2019 year-end.  Long-term debt is solely comprised of the mortgage on the Company’s industrial park complex and has an interest rate of 4.15%.

Fiscal Year 2020 Outlook

“We expect that a significant portion of our $5.4 million backlog will ship during the current fiscal year ending February 29, 2020, assuming customer acceptance test schedules for some of the more complex and customized equipment orders. Therefore, based on this existing backlog, we expect that net sales will increase 15% to 25% for the full fiscal year of 2020. The increased sales volume is also expected to continue to positively impact margins and drive stronger earnings growth,” concluded Dr. Coccio.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes.  For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products, including the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 762-4518
sprince@pcgadvisory.com

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,
	2019	February 28,
	(Unaudited)	2019
ASSETS

Current Assets:
Cash and cash equivalents	$2,279,506	$3,144,123
Marketable securities	3,739,935	2,365,706
Accounts receivable (less allowance of $46,000)	1,338,320	1,397,891
Inventories, net	2,978,780	1,658,016
Prepaid expenses and other current assets	193,552	395,005
Total current assets	10,530,093	8,960,741

Land	250,000	250,000
Buildings, net	1,673,275	1,731,547
Equipment, furnishings and building improvements, net	975,835	802,932
Intangible assets, net	110,453	122,941
Deferred tax asset	332,017	332,017

TOTAL ASSETS	$13,871,673	$12,200,178

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$919,455	$585,694
Accrued expenses	767,971	632,706
Customer deposits	1,953,826	1,149,558
Current maturities of long term debt	167,929	162,816
Income taxes payable	24,744	6,272
Total current liabilities	3,833,925	2,537,046

Deferred tax liability	370,757	370,757
Long term debt, less current maturities	581,065	707,715
Total liabilities	4,785,747	3,615,518

Commitments and Contingencies (Note 10)	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,323,831 and 15,197,563 shares issued and outstanding, at November 30 and February 28, respectively	153,238	151,976
Additional paid-in capital	9,009,979	8,929,607
Accumulated deficit	(77,291)	(496,923)
Total stockholders’ equity	9,085,926	8,584,660

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,871,673	$12,200,178

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2019	2018	2019	2018

Net Sales	$9,840,536	$8,673,849	$3,672,286	$3,155,258
Cost of Goods Sold	5,191,929	4,761,919	1,875,606	1,858,970
Gross Profit	4,648,607	3,911,930	1,796,680	1,296,288

Operating Expenses
Research and product development costs	1,020,299	978,733	361,429	324,969
Marketing and selling expenses	2,326,115	1,979,365	849,419	652,664
General and administrative costs	935,693	857,832	316,218	268,632
Total Operating Expenses	4,282,107	3,815,930	1,527,066	1,246,265

Operating Income	366,500	96,000	269,614	50,023

Interest Expense	(25,465)	(30,501)	(8,000)	(9,684)
Interest and Dividend Income	77,496	104,686	20,513	33,164
Realized gain on sale of marketable securities	—	119,075	—	—
Net unrealized loss on marketable securities	—	(189,016)	—	(59,359)
Other income	24,404	28,196	7,527	8,681

Income Before Income Taxes	442,935	128,440	289,654	22,825

Income Tax Expense	23,303	27,627	10,000	2,566

Net Income	$419,632	$100,813	$279,654	$20,259

Basic Earnings Per Share	$0.03	$0.01	$0.02	$0.00

Diluted Earnings Per Share	$0.03	$0.01	$0.02	$0.00

Weighted Average Shares - Basic	15,291,968	15,078,933	15,306,008	15,164,440

Weighted Average Shares - Diluted	15,354,472	15,284,071	15,371,819	15,386,094